EXHIBIT 10.1

WILLOW FINANCIAL BANCORP, INC.

AMENDED AND RESTATED DEFERRED COMPENSATION PLAN

WILLOW FINANCIAL BANCORP, INC.
AMENDED AND RESTATED
DEFERRED COMPENSATION PLAN

1. Establishment and Purpose of the Plan	1

2. Definitions	1

3. Administration	4

4. Deferral Accounts	5

5. Non-Stock Denominated Awards	6

6. Stock-Denominated Awards	8

7. Payment of Deferral Accounts	9

8. Section 16 of the Exchange Act	10

9. Claims Procedure	11

10. Amendment/Termination	13

11. Miscellaneous	13

WILLOW FINANCIAL BANCORP, INC.

AMENDED AND RESTATED DEFERRED COMPENSATION PLAN

ARTICLE 1
ESTABLISHMENT AND PURPOSE OF THE PLAN

1.1           Establishment of the Plan. Effective as of October 28, 2008, the Deferred Compensation Plan (the “Prior Plan”) was amended and restated in its entirety.  The Prior Plan was adopted effective as of October 1, 2003.  This amended and restated plan shall be known as the Deferred Compensation Plan (the “Plan”) and shall in all respects be subject to the provisions set forth herein.

1.2           Purpose of the Plan.  The purpose of the Plan is to provide Non-Employee Directors of Willow Financial Bancorp, Inc. (formerly known as Willow Grove Bancorp, Inc.) and any successors thereto (the “Company”) and its Subsidiaries as well as certain members of the senior management team of the Company and its Subsidiaries with the opportunity to elect to defer receipt of specified portions of their compensation and to have such deferred amounts treated as if invested in specified investment vehicles.  The Plan is intended to be an unfunded plan qualifying as a “top hat” plan for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and for purposes of the Internal Revenue Code of 1986, as amended (the “Code”).  The Plan is being amended and restated in order to comply with the requirements of Section 409A of the Code and the final regulations issued by the IRS.  No benefits payable under this Plan shall be deemed to be grandfathered for purposes of Section 409A of the Code.

ARTICLE 2
DEFINITIONS

2.1           Definitions.   In addition to the terms defined in Article 1 above, the following terms used in the Plan shall have the meanings set forth below:

(a)           “Administrator” shall mean such person or persons designated pursuant to Section 3.1(b) hereof to whom the Committee has delegated authority to take action under the Plan, except as may be otherwise required under Article 9 hereof.

(b)           “Beneficiary” shall mean any person (which may include trusts and is not limited to one person) who has been designated by the Participant in his or her most recent written beneficiary designation form filed with the Company to receive the benefits specified under the Plan in the event of the Participant’s death.  If no Beneficiary has been designated or if no designated Beneficiary survives the Participant’s death, then the Beneficiary shall mean the Participant’s estate.

(c)           “Bank” shall mean Willow Financial Bank, a wholly-owned subsidiary of the Company which was formerly known as Willow Grove Bank, and any successors thereto.

(d)           “Change in Control” shall mean a change in the ownership of the Company or the Bank, a change in the effective control of the Company or the Bank or a change in the ownership of a substantial portion of the assets of the Company or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

(e)           “Committee” shall mean the Compensation Committee of the Board of Directors of the Company.

(f)           “Deferral Account(s)” shall mean Non-Stock-Denominated Deferral Accounts and Stock-Denominated Deferral Accounts, singularly or collectively, as appropriate.  Deferral Accounts will be maintained solely as bookkeeping entries by the Company to evidence the unfunded obligations of the Company hereunder.

(g)           “Disability” shall mean a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or the Bank (or would have received such benefits for at least three months if the Participant had been eligible to participate in such plan).  The determination of the Board as to Disability shall be binding on a Participant.

(h)           “Employee” means any person who is employed by the Company or any of its Subsidiaries, including employees who may also be directors of the Company or its Subsidiaries.

(i)           “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.  References to any provision of the Exchange Act or rule thereunder shall include any successor provisions or rules.

(j)           “Non-Employee Director” means a member of the Board of Directors of the Company or the Board of Directors of the Bank or any successor to such entities who is not an Employee.

(k)           “Non-Stock-Denominated Deferral Account” shall mean the accounts or sub-accounts established and maintained by the Company for specified deferrals made by a Participant pursuant to Article 5 hereof.

(l)           “Participant” shall mean any Non-Employee Director of the Company or the Bank or any Employee of the Company or any Subsidiary who is designated by the Company’s Board of Directors or the Committee as eligible to participate in this Plan and who makes an election to participate in the Plan.

(m)           “Restricted Stock Award” shall mean awards granted pursuant to the Company’s 1999, 2002 and 2005 Recognition and Retention Plans or any similar and/or successor plans.

(n)           “Retirement” shall mean a Separation from Service on or after the age of fifty-five (55).

(o)           “Separation from Service” shall mean a termination of the Participant’s services (whether as an employee or as an independent contractor) to the Company and its Subsidiaries for any reason other than Disability.  Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Company, the Bank and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period.

(p)           “Specified Employee” shall mean a key employee as defined in Section 416(i) of the Code (without regard to Section 416(i)(5) of the Code) and as otherwise defined in Section 409A of the Code and the regulations thereunder.

(q)           “Stock” shall mean the common stock, with a par value of $0.01 per share, of the Company or any other equity securities of the Company designated by the Committee.

(r)           “Stock-Denominated Awards” shall mean a Restricted Stock Award or similar type of award which has been made pursuant to a plan or arrangement which has been approved by the Company’s shareholders and which is determined by the Committee to be appropriate for deferral under the terms of this Plan.

(s)           “Stock-Denominated Deferral Account” shall mean the accounts or sub-accounts established and maintained by the Company for specified deferrals made by a Participant pursuant to Article 6 hereof.

(t)           “Subsidiary” or “Subsidiaries” means the Bank and any of the subsidiaries of the Company or the Bank which, with the consent of the Board of Directors of the Company, agree to participate in this Plan.

(u)           “Trust” shall mean the trust or trusts established by the Company pursuant to Articles 5 and 6 hereof.

(v)           “Trustee(s)” shall mean the trustee(s) of the Trust(s).

(w)           “Trust Agreement” shall mean the agreement(s) entered into between the Company and the Trustee(s), as amended or restated from time to time.

(x)           “Valuation Date” shall mean the close of business on the last business day of each calendar quarter; provided however, that in the case of a Separation from Service or Disability, the Valuation Date shall mean the close of business on the last business day of the month preceding the date on which a payment is made, and in the case of a Change in Control, the Valuation Date shall be the effective date of such Change in Control.

(y)           “Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from (1) an illness or accident of the Participant, the Participant's spouse, or a dependent of the Participant (within the meaning of Section 152(a) of the Code), (2) a loss of the Participant's property due to casualty, or (3) other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  The amount of such distribution may not exceed the amounts necessary to satisfy the emergency.  The circumstances that will constitute an “Unforeseeable Emergency” will depend on the facts of each case, but, in any case, payment may not be made in the event that such hardship is or may be relieved:

(1)           through reimbursement or compensation by insurance or otherwise;

(2)           by liquidation of the Participant’s assets, to the extent that liquidation of such assets would not itself cause severe financial hardship; or

(3)           by cessation of deferrals under the Plan.

ARTICLE 3
ADMINISTRATION

3.1           Committee; Duties.

(a)           Committee Authority.  The Committee shall administer the Plan in accordance with its terms and shall have all powers necessary to accomplish such purpose, including the power and authority to construe and interpret the Plan, to define the terms used herein, to prescribe, amend and rescind rules and regulations, agreements, forms and notices relating to the administration of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan.

(b)           Delegation of Duties; Powers.  The Committee may delegate its duties and responsibilities hereunder, as it deems reasonable and appropriate, to the Administrator.  If an Administrator is appointed by the Committee, such Administrator shall serve at the will of, and may be removed (with or without cause) by the Committee.  Any actions of the Committee or the Administrator with respect to the Plan shall be conclusive and binding upon all persons interested in the Plan, except that any action of the Administrator will not be binding on the Committee.  The Committee and the Administrator may each appoint agents and delegate thereto powers and duties under the Plan, except as otherwise limited by the Plan.

(c)           Limitation of Liability.  Each member of the Committee and the Administrator shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any Subsidiary, the Company’s independent public accountants or any compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan.  To the maximum extent permitted by law, no member of the Committee or the Administrator, nor any person to whom ministerial duties have been delegated, shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan.  To the maximum extent permitted by law, the Company shall indemnify the members of the Committee and the Administrator against any and all claims, losses, damages, expenses, including any counsel fees and costs incurred by them, and any liability, including any amounts paid in settlement with the Company’s approval, arising from their action or failure to act.

3.2           Selection of Participants.  The Administrator will notify each person of his or her eligibility to participate and the extent to which such person can participate in the Plan within ten (10) days of the Committee’s designation that such person is so eligible to participate in the Plan.

ARTICLE 4
DEFERRAL ACCOUNTS

4.1           Enrollment Requirements; Deferral Accounts.  Each Participant shall complete, execute and return to the Committee a deferral election and beneficiary designation form prior to the election deadlines set forth in Section 4.2 below.  The Company shall establish a Deferral Account for each Participant which shall be administered pursuant to the terms and provisions of this Plan.

4.2           Timing of Deferral Elections.

(a)           Generally.  An election to defer compensation or awards hereunder must be received by the Administrator prior to the date specified in this Section 4.2 of the Plan.  Any elections to defer (i) salary, director’s fees, cash compensation and annual incentive awards must be made on or prior to the December 31st preceding the calendar year in which such income shall be earned, subject to the exception provided in Section 4.2(b) of the Plan, and (ii) Stock-Denominated Awards must be made on or prior to the December 31st preceding the calendar year in which the restricted stock awards vest.

(b)           New Participant.  Notwithstanding anything in the Plan to the contrary, in the case of the first year in which a Participant becomes eligible to participate in the Plan, elections to defer compensation or awards hereunder may be made within 30 days of the date a Participant first becomes eligible to participate in this Plan with respect to services to be performed subsequent to the election, with such election in each case to be effective as of the immediately following payroll period of the Company.  Under no circumstances may a Participant defer compensation or awards to which the Participant has already attained, at the time of deferral, a legally enforceable right to receive such compensation or awards.

(c)           Non-Stock and Stock-Denominated Deferrals.  With the consent of the Committee, a Participant may elect to defer otherwise taxable compensation, fees or awards which may be in the form of cash or Stock to be received from the Company or a Subsidiary, including salary, director’s fees, annual incentive awards and taxable compensation payable under other plans and programs, employment agreements or other arrangements or as designated by the Committee; provided; however, that a Participant who is an Employee may only defer, with respect to a given year, receipt of only that portion of the Participant’s income that exceeds the FICA maximum taxable wage base plus the amount necessary to satisfy Medicare and all other payroll taxes (other than federal, state or local income tax withholding) imposed on the wages of such Participant from the Company and its Subsidiaries.  In addition to such limitation, the Committee may impose limitations on the amounts permitted to be deferred and other terms and conditions of deferral under this Plan.  Any such limitations, and other terms and conditions of deferral, shall be set forth in the rules relating to this Plan, or election forms, or other forms or instructions approved by the Committee and/or the Administrator.

(d)           Subsequent Deferral Elections.  A Participant may not elect to change his or her deferral election that is in effect for a calendar year.  The Committee and/or Administrator may, in its discretion, permit a Participant to change his or her deferral election for a subsequent calendar year, provided that the subsequent deferral election is made on or prior to the December 31st preceding the calendar year in which such income shall be earned.

4.3           Prior Payment Elections.  At the time of a Participant’s initial deferral election, such Participant shall also elect the number of installments (but not to exceed ten (10) annual installment payments) in which the settlement of his or her Deferral Account shall be completed.  Any payment elections made by a Participant before January 1, 2005 shall continue in effect until such time as the Participant makes a subsequent payment election pursuant to Section 4.4 below and such payment election becomes effective as set forth below.  If no payment election was previously made, then the current payment election shall be deemed to be ten (10) annual installment payments.

4.4           Transitional Elections Prior to 2009.  On or before December 31, 2008, if the Participant wishes to change his payment election, the Participant may do so by completing a payment election form approved by the Company, provided that any such election (i) must be made at least 12 months before the date on which benefit payments due to a Separation from Service or upon a fixed date are scheduled to commence, (ii) must be made before the Participant has a Separation from Service or a termination of employment or service due to Disability, (iii) shall not take effect before the date that is 12 months after the date the election is made and accepted by the Company with respect to payments to be made due to a Separation from Service or upon a fixed date, (iv) does not cause a payment that would otherwise be made in the year of the election to be delayed to a later year, and (v) does not accelerate into the year in which the election is made a payment that is otherwise scheduled to be made in a later year.

4.5           No Changes in Payment Elections After 2008.  No Participant shall be permitted to change his payment election on or after January 1, 2009.

ARTICLE 5
NON-STOCK DENOMINATED AWARDS

5.1           Deferral Accounts For Non-Stock-Denominated Awards. The following provisions will apply to Deferral Accounts other than those established under Article 6:

(a)           Establishment; Crediting of Amounts Deferred.  A  Non-Stock-Denominated Deferral Account will be established for each Participant for any deferrals made by a Participant hereunder.  The amount of compensation or awards deferred with respect to each Non-Stock-Denominated Deferral Account will be credited to such account as of the date on which such amounts would have been paid to the Participant but for deferral hereunder.  Amounts credited to a Non-Stock-Denominated Deferral Account shall be deemed to be invested in such hypothetical investment vehicles as selected by the Participant from the list authorized by the Committee pursuant to Section 5.1(b) hereof.  The amounts of hypothetical income and appreciation and depreciation in the value of such accounts will be credited and debited to such accounts from time to time.  Unless otherwise determined by the Committee, amounts credited to a Non-Stock-Denominated Deferral Account shall be deemed invested in such hypothetical investment vehicles within fifteen (15) business days following the month-end in which the deferral occurs.

(b)           Hypothetical Investment Vehicles.  The Committee shall establish one or more hypothetical investment vehicles under this Plan and may add to or change or discontinue any hypothetical investment vehicle included in the list of available hypothetical investment vehicles in its absolute discretion, provided, however, that the list of hypothetical investment vehicles for the Non-Stock Denominated Deferral Account shall not include any investment or hypothetical investment in the Company’s Stock.

(c)           Allocation and Reallocation of Hypothetical Investments.  A Participant may allocate amounts credited to his or her Non-Stock-Denominated Deferral Account to one or more of the hypothetical investment vehicles authorized under the Plan.  Subject to the rules established by the Administrator, a Participant may reallocate amounts credited to his or her Non-Stock-Denominated Deferral Account (to be effective as of the Valuation Date immediately following the Participant’s election) to one or more of such hypothetical investment vehicles, by filing with the Administrator a notice,  in such form as may be specified by the Administrator.  The Committee or Administrator may restrict allocations or reallocations by specified Participants into or out of specified investment vehicles or specify minimum amounts that may be allocated or reallocated by Participants; however, any such allocation or reallocation shall be made in accordance with all applicable provisions of the Exchange Act and the regulations promulgated thereunder, including but not limited to, Section 16(b) and the regulations thereunder.

(d)           Investment Return.  In order to simulate an investment return for the amounts held in each Participant’s Non-Stock-Denominated Deferral Account, the account balance shall be reduced for the reasonable transaction costs associated with the Participant’s investment directions and be adjusted to recognize the hypothetical income, appreciation and depreciation generated by the hypothetical investments that the Non-Stock-Denominated Deferral Account is deemed to be invested in.

(e)           Trusts.  The Committee may, in its discretion, establish one or more Trusts and deposit therein amounts of cash, Stock, or other property not exceeding the amount of the Company’s obligations with respect to the Participants’ Non-Stock-Denominated Deferral Account established under Article 5 hereof.

ARTICLE 6
STOCK-DENOMINATED AWARDS

6.1           Deferral Accounts For Stock-Denominated Awards.  The following provisions will apply to Deferral Accounts other than those established under Article 5:

(a)           Establishment.  Subject to any terms and conditions imposed by the Committee, Participants may elect to defer, under the Plan, amounts which would otherwise be taxable income of a Participant as a result of the exercise, earning, vesting, or such similar event with respect to Stock-Denominated Awards.  In connection with such deferral of a Stock-Denominated Award, a Stock-Denominated Deferral Account shall be established for such Participant.  On terms determined by the Committee, the Stock-Denominated Deferral Account will, as of the date that taxable income from a Stock-Denominated Award would otherwise be recognized by a Participant,  be credited with a number of share units corresponding to the number of shares of Stock represented in the amount of Stock-Denominated Award being deferred hereunder.  With respect to any fractional shares, the Committee or the Administrator may pay such fractional shares to the Participant in cash or credit the Participant’s Non-Stock-Denominated Deferral Account with such amount in lieu of depositing such fractional shares into the Stock-Denominated Deferral Account.

(b)           Investment Return.  Hypothetical appreciation and depreciation in the value of the Stock-Denominated Deferral Account shall be equal to the actual appreciation and depreciation of the Stock.  Cash dividends and distributions with respect to share units in the Stock-Denominated Deferral Account shall be credited to a Participant’s Stock-Denominated Deferral Account in the form of additional share units.

(c)           Allocation of Hypothetical Investment.  Stock-Denominated Awards deferred pursuant to this Article 6 shall continuously be deemed invested in Stock share units until  settlement of the Stock-Denominated Deferral Account pursuant to Article 7 hereof, and the Participant shall not be entitled to reallocate Stock-denominated deferrals into any other hypothetical investments.

(d)           Trusts.  The Committee may, in its discretion, establish one or more Trusts (including sub-accounts under such Trusts), and deposit therein amounts of cash, Stock, or other property not exceeding the amount of the Company’s obligations with respect to the Participants’ Stock-Denominated Deferral Accounts established under Article 6.

(e)           Voting of Plan Shares.  Stock-Denominated Awards deferred under the Plan shall be voted by the Trustee in its discretion giving consideration to, among other factors, any instructions which the Trustee may have received from a Participant.

ARTICLE 7
PAYMENT OF DEFERRAL ACCOUNTS

7.1           Payment Events.

(a)           Payment Events Elected by Participants.  Each Participant shall be entitled to payment of his or her Deferral Account(s) as of the earliest to occur of the following events selected by a Participant on his deferral election form (hereinafter “Participant Elected Event”), unless one of the events specified in Section 7.1(b) or (c) occurs first:

(i)	Retirement (as defined in Section 2.1(n) above),

         (ii)   Disability (as defined in Section 2.1(g) above), or

(iii)	In-service distribution on one or more fixed dates as specified on a deferral election form.

(b)           Occurrence of Unforeseeable Emergency.  In addition to the above Participant Elected Events, the Committee may, in its sole and absolute discretion, allow a Participant to withdraw amounts from his/her Deferral Account(s) upon the occurrence of an Unforeseeable Emergency, as defined in Section 2.1(y) of this Plan.  A Participant may request a distribution due to an Unforeseeable Emergency by submitting a written request to the Committee accompanied by evidence to demonstrate that the circumstances being experienced qualify as an Unforeseeable Emergency.  Any withdrawal approved by the Committee shall not exceed the amount necessary to meet the Unforeseeable Emergency.

(c)           Automatic Lump Sum Distributions.  Notwithstanding anything in the Plan or any prior Participant election to the contrary, payments in settlement of a Deferral Account shall be made in a single lump sum payment following the occurrence of any of the following events, even if a Participant had elected to receive one or more installment payments upon any of the Participant Elected Events specified in Section 7.1(a) above:

(i)
if a Participant has a Separation from Service for any reason other than Retirement or Disability, such Participant’s Deferral Account(s) shall be paid in a single lump payment within fifteen (15) business days following the occurrence of such Separation from Service, except that if the Participant is deemed to be a Specified Employee at the time of such Separation from Service, then the lump sum payment shall be made on the first day of the month following the lapse of six months after the Separation from Service, and

(ii)
if a Change in Control occurs, then each Participant’s Deferral Account(s) shall be paid in a single lump sum payment within fifteen (15) business days following the occurrence of such Change in Control.

(d)           Payment Events.  Each of the events specified in Sections 7.1(a), (b) and (c) above is herein referred to as a “Payment Event,” and all of such events are collectively referred to herein as “Payment Events.”

7.2           Form of Payment.  Upon initially electing to participate in the Plan, a Participant shall also select on a deferral election form, the form in which his non-Stock-Denominated Deferral Account is to be paid to him/her following a Payment Event.  The Company shall settle a Participant’s Deferral Account, and discharge all of its obligations to pay deferred compensation under the Plan with respect to such Deferral Account, as follows: (i) by payment of cash or, at the Participant’s election, in the form of the securities underlying the hypothetical investment vehicle(s) established under Article 5 for amounts credited to a Non-Stock-Denominated Deferral Account; and (ii) by delivery of Stock for Stock-Denominated Awards.  If a Participant does not select the form of payment of his Non-Stock-Denominated Deferral Account, then such account shall be paid in cash,

7.3           Timing of Payments.  Within sixty (60) days after the occurrence of a Payment Event, the Company shall commence payment to the Participant or the Participant’s designated Beneficiary or legal representative, as the case may be, of the Participant’s Deferral Account, except as set forth below.  The Deferral Account shall be paid in the form specified pursuant to 7.2 above. Notwithstanding anything in the Plan to the contrary, if a Participant is deemed to be a Specified Employee at the time of Retirement, then any payments made on account of Retirement will be made or will commence on the first day of the month following the lapse of six (6) months after the date of the Retirement (or, if earlier, upon the death of a Participant following the date of Retirement).  If payments are to made in the form of annual installments and are delayed as set forth in the preceding sentence, then (a) the number of annual installments shall remain the same, (b) the amount of the annual payments shall be calculated based on the commencement date being the first day of the month following the lapse of six months after the date of the Retirement, and (c) the annual payments shall be paid commencing as of the date set forth in the preceding sentence.

         7.4           Amount of Each Annual Installment.  The dollar amount of each annual installment paid to a Participant or his or her Beneficiaries shall be determined by multiplying the value of the Participant’s Deferral Account as of the close of business on the Valuation Date preceding such payment by a fraction.  The numerator of the fraction shall in all cases be one, and the denominator of the fraction shall be the number of annual installments remaining to be paid to the Participant or his or her Beneficiaries, including the annual installment for which the calculation is being made. For example, if a Participant elected to receive 10 annual installments, the amount of the first annual installment shall be 1/10th of the Participant’s Deferral Account, the second annual installment shall be 1/9th of the then remaining Deferral Account, and so on.

ARTICLE 8
SECTION 16 OF THE EXCHANGE ACT

8.1           Compliance with Section 16.  With respect to a Participant who is then subject to the reporting requirements of Section 16(a) of the Exchange Act:

(a)
Any function of the Committee under the Plan relating to such Participant shall be performed solely by the Committee if and to the extent required to ensure the availability of an exemption under Rule 16b-3 or exclusion under Rule 16a-1(c) for such Participant with respect to the Plan.

(b)	Participants may not reallocate amounts credited to any Stock-Denominated Deferral Account established pursuant to Article 6 hereof.

(c)
To the extent necessary so that transactions by and the rights of such a Participant under the Plan are excluded from reporting under Rule 16a-1(c) (unless acknowledged by the Participant in writing with respect to a specified transaction not to be excluded), if any provision of this Plan or any rule, election form or other form, or instruction does not comply with the requirements of such rule as then applicable to such transaction or right under the Plan, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

(d)
To the extent any transaction is not excluded from reporting under Rule 16a-1(c), the Administrator shall provide such information to the Participant that is required for the Participant’s compliance with Rule 16a-3(g)(1) within the applicable time periods.

ARTICLE 9
CLAIMS PROCEDURE

9.1           Scope of Claims Procedures.  This Article 9 is based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000 and codified at 29 C.F.R. Section 2560.503-1.  If any provision of this Article 9 conflicts with the requirements of those regulations, the requirements of those regulations will prevail.

9.2           Initial Claim.  The Participant or any Beneficiary who believes he or she is entitled to any benefit under the Plan (a “Claimant”) may file a claim with the Company within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred.  The Company shall review the claim itself or appoint an individual or an entity to review the claim.

(a)   Initial Decision.  The Claimant shall be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied, unless the Claimant receives written notice from the Company or appointee of the Company prior to the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision, with such extension not to extend beyond the day which is one hundred eighty (180) days after the day the claim is filed.

(b)   Manner and Content of Denial of Initial Claims.  If the Company denies a claim, it must provide to the Claimant, in writing or by electronic communication:

(i)	The specific reasons for the denial;

(ii)	A reference to the provision of the Plan upon which the denial is based;

(iii)	A description of any additional information or material that the Claimant must provide in order to perfect the claim;

(iv)	An explanation of why such additional material or information is necessary;

(v)	Notice that the Claimant has a right to request a review of the claim denial and information on the steps to be taken if the Claimant wishes to request a review of the claim denial; and

(vi)	A statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA, following a denial on review of the initial denial.

9.3           Review Procedures.

(a)   Request For Review.  A request for review of a denied claim must be made in writing to the Company within sixty (60) days after receiving notice of denial.  The decision upon review will be made within sixty (60) days after the Company’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review.  A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision.

The reviewer shall afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Company.  The reviewer shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

(b)   Manner and Content of Notice of Decision on Review.  Upon completion of its review of an adverse claim determination, the Company will give the Claimant, in writing or by electronic notification, a notice containing:

(i)	its decision;

(ii)	the specific reasons for the decision;

(iii)	the relevant provisions of this Plan on which its decision is based;

(iv)
a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Company’s files which is relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits;

(v)	a statement describing the Claimant’s right to bring an action for judicial review under Section 502(a) of ERISA; and

(vi)
if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Claimant upon request.

9.4           Calculation of Time Periods.  For purposes of the time periods specified in this Article, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the procedures of this Plan without regard to whether all the information necessary to make a decision accompanies the claim.  If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.

ARTICLE 10
AMENDMENT/TERMINATION

10.1           General.  The Board may at any time and from time to time amend, suspend or terminate this Plan or the Participant’s participation therein; provided, however, that no amendment, suspension or termination may materially or adversely affect the rights of a Participant (or, in the case of the Participant’s death, his Beneficiary or estate) to receive payment of amounts credited to such Participant’s Deferral Account(s) prior to the effective date of such amendment, suspension or termination.  Notwithstanding anything in the Plan to the contrary, the Board may amend in good faith any terms of the Plan, including retroactively, in order to comply with Section 409A of the Code.

10.2           Termination.  Under no circumstances may the Plan permit the acceleration of the time or form of any payment under the Plan prior to the Payment Events specified herein.

ARTICLE 11
MISCELLANEOUS

11.1           Statements.     The Administrator will furnish statements to each Participant reflecting the amount credited to a Participant’s Deferral Account(s) and the transactions therein not less frequently than once each calendar year.

11.2           Sources of Stock:  Limitation on Amount of Stock-Denominated Deferrals.                If Stock is deposited under the Plan in a Trust pursuant to Article 6 hereof, in connection with a deferral of a Stock-Denominated Award under another plan, program or arrangement that provides for the issuance of Stock, then the Stock so deposited shall be deemed to have originated from and shall be counted against the number of shares reserved under such other plan, program or arrangement.

11.3	General Provisions.

(a)           Limits on Transfer of Awards.  Other than by will or the laws of descent and distribution, no right, title or interest of any kind in the Plan shall be transferable or assignable by a Participant or his or her Beneficiary or be subject to alienation, anticipation, encumbrance, garnishment, attachment, levy, execution or other legal or equitable process, nor subject to the debts, contracts, liabilities or torts of any Participant or his or her Beneficiary.  Any attempt to alienate, sell, transfer, assign, pledge, garnish, attach or take any other action subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void.

(b)           Receipt and Release.  Payments (in any form) to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims for the compensation or awards deferred and relating to the Deferral Account(s) to which the payments relate against the Company or any Subsidiary thereof, the Committee, or the Administrator. The Committee or the Administrator may require a Participant or Beneficiary, as a condition to a payment, to execute a receipt and release to such effect.

(c)           Unfunded Status of Awards; Creation of Trusts.  The Plan is intended to constitute an “unfunded” plan for deferred compensation and Participants shall rely solely on the unsecured promise of the Company for payment hereunder.  With respect to any payment not yet made to a Participant under the Plan, nothing contained in the Plan shall give a Participant any rights greater than those of a general unsecured creditor of the Company; provided however, that nothing herein shall restrict or prohibit the Committee from authorizing the creation of Trusts, including but not limited to the Trusts referred to in Articles 5 and 6 hereof, or make other arrangements to meet the Company’s obligations under the Plan, which Trusts and/or other arrangements shall be consistent with the “unfunded” status of the Plan, unless the Committee otherwise determines with the consent of each affected Participant.

(d)           Compliance.            The Company shall impose such restrictions on Stock delivered to a Participant hereunder and any other interest constituting a security as it may deem advisable in order to comply with the Securities Act of 1933, as amended, the requirements of the Exchange Act, the requirements of the Nasdaq Global Market or any other stock exchange or automated quotation system upon which the Stock is then listed or quoted, any state securities laws applicable to such a transfer, any provisions of the Company’s Articles of Incorporation or Bylaws, or any other law, regulation or binding contract to which the Company is a party.

(e)           Other Participant Rights.  No Participant shall have any of the rights or privileges of a stockholder of the Company (including voting rights) under the Plan, including as a result of crediting of Stock equivalents or other amounts to a Deferral Account, or the creation of any Trust and the deposit of such Stock thereof, except at such time as Stock may be actually delivered in settlement of a Deferral Account.  No provision of the Plan or transaction hereunder shall confer upon any Participant any right to be employed by the Company or a Subsidiary thereof, or to interfere in any way with the right of the Company or a Subsidiary to increase or decrease the amount of any compensation payable to such Participant.  Subject to the limitations set forth in Section 11.3 hereof, the Plan shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns.

(f)           Tax Withholding.  The Company and any Subsidiary shall have the right to deduct from amounts otherwise payable in settlement of a Deferral Account any sums that federal, state, local or foreign tax law requires to be withheld with respect to such payment.  Stock or other property may be withheld to satisfy such obligations in any case where taxation would be imposed upon delivery of such Stock and other property.

(g)           Payment of Legal Fees.  All reasonable legal fees and costs paid or incurred by a Participant pursuant to any dispute or question or interpretation relating to this Plan shall be paid or reimbursed by the Company if the Participant is successful on the merits pursuant to a legal judgment, arbitration or settlement.

(h)           Governing Law.  The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

(i)           Limitation.  A Participant and his or her Beneficiary shall assume all risk in connection with any decrease in the value of his or her Deferral Account(s), and neither the Company, the Committee nor the Administrator shall be liable or responsible therefor.

(j)           Construction.  The captions and numbers preceding the sections of the Plan are included solely as a matter of convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of the Plan.  Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular.

(k)           Severability.  In the event that any provision of the Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of the Plan but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

(l)           Status.  The establishment and maintenance of, or allocations and credits to, the Deferral Account(s) of any Participant shall not vest in any Participant any right, title or interest in and to any Plan assets or benefits except at the time or times and upon the terms and conditions and to the extent expressly set forth in the Plan and in accordance with the terms of the Trust.

IN WITNESS WHEREOF, Willow Financial Bancorp, Inc. has adopted this amended and restated Plan as of the 28th day of October 2008.

WILLOW FINANCIAL BANCORP, INC.

By:	/s/ Donna M. Coughey
Donna M. Coughey
President and Chief Executive Officer